EXHIBIT 10.2

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”) is entered into as of the 27 day of October, 2015, by and between The Citizens Bank of Logan, an Ohio chartered state bank located at 188 W. Main Street, Logan, Ohio 43138 (the “Bank”) and Daniel Charles Fischer, the CEO and President of the Bank (the “Executive”);

WITNESSETH:

WHEREAS, as a result of the skill, knowledge and experience of the Executive, the Board of Directors of the Bank desires to retain the services of the Executive as the CEO and President of the Bank; and

WHEREAS, the Executive desires to serve as the CEO and President of the Bank; and

WHEREAS, the Executive and the Bank desire to enter into this Agreement to set forth their understanding as to their respective rights and obligations in the event of the termination of the Executive’s employment under the circumstances set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Bank and the Executive hereby agree as follows:

1. Term. This Agreement shall commence on the date set forth above and shall end on the date that Executive’s employment with the Bank ends as determined under the Employment Agreement (the “Employment Agreement”) among Executive and the Bank and Citizens Independent Bancorp, Inc. (the “Company”), subject to earlier termination as provided herein (the “Term”).

2. Termination in Connection with a Change of Control. In the event that the Bank terminates the employment of the Executive before the expiration of the Term without Cause (as “Cause” is defined under the Employment Agreement) and within six months (6) months following the occurrence of a Change of Control (as such term is defined below), then the Bank shall pay to the Executive, or to his dependents, beneficiaries or estate, as follows:

(a)          if the termination occurs on or prior to December 31, 2016, then the Bank shall pay to the Executive, or to his dependents, beneficiaries or estate, his then current salary for a period of 24 months after his termination of employment; or

(b)          if the termination occurs after December 31, 2016 but on or before December 31, 2017, then the Bank shall pay to the Executive, or to his dependents, beneficiaries or estate, his then current salary for a period of 24 months after his termination of employment plus the target bonus for the year he is terminated (e.g. 189,650 x 2 + 47,412.50 = $426,712.50); or

(c)          if the termination occurs after December 31, 2017, then the Bank shall pay to the Executive, or to his dependents, beneficiaries or estate, his then current salary for a period of 24 months after his termination of employment, plus the target bonus for the year in which he is terminated and the target bonus for the following year (e.g. 189,650 x 2 + 47,412.50 x 2 = $474,124.00).

3. Payments Subject to Regulatory Approval. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with law and the regulations of the Ohio Division of Financial Institutions, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve.

4. 280G Compliance.     In the event that any payments pursuant to this Agreement, alone or in combination with any other compensation, is subject to the excise tax described in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, such payments shall be reduced to the maximum amount that may be paid under Section 280G of the Code without being considered an excess parachute payment subject to the excise tax imposed by Section 4999 of the Code. For purposes of this Section, any determination that a payment is subject to Section 280G of the Code and any determination of the maximum amount that may be paid under Section 280G of the Code shall be made in writing by the principal certified accounting firm or other professional selected by the Bank in its sole discretion.

5. Definition of Change of Control. For purposes of this Agreement, a “Change of Control” shall mean any one of the following events: (i) the acquisition of ownership of, or power to vote, more than fifty (50) percent of the voting stock of the Bank or the Company or (ii) the merger of the Bank or the Company into, or the consolidation of the Bank or the Company with, another corporation, or the merger of another corporation into the Bank or the Company, on a basis whereby less than fifty (50) percent of the total voting power of the Bank or the Company, as the case may be, is held by former shareholders of the Company or the Bank, as the case may be, prior to such merger or consolidation.

6. Nature of Employment. Nothing contained in this Agreement shall create any employment relationship between Executive and the Company.

7. Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries or his legal representatives without the Company’s and the Bank’s prior written consent; provided, however, that nothing in this Section 7 shall preclude (a) the Executive from designating a beneficiary to receive any benefits payable hereunder upon his death, or (b) the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto.

8. Amendment of Agreement. This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

9. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

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10. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect.

11. Headings. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

12. Governing Law; Regulatory Authority. This Agreement has been executed and delivered in the State of Ohio and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Ohio, except to the extent that federal law is governing.

13. Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any other prior agreement between the Company and the Executive or the Bank and the Executive.

14. Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed delivered if such notice or communication is in writing and is delivered personally or by facsimile transmission or is deposited in the United States mail, postage prepaid, addressed as follows:

If to the Bank:

The Citizens Bank of Logan
188 W. Main Street, Logan, Ohio 43138
Attention: Chairman of the Board of Directors

If to the Executive :

Daniel Fischer
1002 Gertrude Ave.
Logan Oh 43138

[Signature page follows]

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IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, each as of the day and year first above written.

THE CITIZENS BANK OF LOGAN

By:	/s/ Donald P. Wood
Title:	Chairman of the Board
Date:	10/29/2015

EXECUTIVE:

/s/ Daniel Charles Fischer

Print Name: Daniel Charles Fischer